Exhibit 99.1
[Sparton Corporation Letterhead]
May 9, 2008
Mr. Andrew Shapiro
Lawndale Capital
591 Redwood Highway, Suite 2345
Mill Valley, CA
      RE: Sparton Corporation
Dear Mr. Shapiro:
      On March 20, 2008, your firm sent a letter to Sparton Corporation in which a number of questions were posed for response by Sparton. While the letter asserts that the intent was to pose questions which related to the Form 10-Q filed for the second quarter ending December 31, 2007 (“Form 10-Q”), it appears that a number of questions did not in fact relate to the Form 10-Q.
      The purpose of this letter is to forward Sparton’s responses to those questions which did pertain to the Form 10-Q. The Company has declined to answer those questions it has determined do not relate to the Form 10-Q.
      Since Sparton believes that there is information conveyed in this response which may not be known to other investors, it will be filing a Regulation FD Form 8-K regarding these matters.
      While a similar thought appears in the response, you should not conclude from the fact that Sparton has chosen to respond this time that it will respond in like manner at any time in the future.

Sincerely,

\s\ Richard L. Langley

Richard L. Langley
President/CEO

Sparton Corporation Response to certain “Sparton Questions” dated
March 20, 2008 submitted by Lawndale Capital

Please Note the Following Qualifications which are applicable to all of the Company’s responses.
In the questions that appear below (and the cover letter), a number of facts are stated and/or characterized in the premise for the question or the question itself. The Company does not accept the validity of a number of the facts recited in the premise of the question and/or the conclusions drawn from the facts. The Company will not individually address each of the facts and/or conclusions contained in the letter and the attached questions that it disputes, and the reader should not consider the failure to refute any particular fact as an acceptance of any fact recited in the letter.
The Company has responded only to those questions which relate to the Form 10-Q filed for the second quarter ending December 31, 2007. The Company has chosen to respond in this instance as a result of the character and import of the questions, and may or may not respond in such a fashion in the future.
The text of the letter from Lawndale and the accompanying questions are reproduced below and the Company’s responses appear below the question in bold italicized type.
What follows is a good faith effort by the Company to respond to the selected inquiries, many of which appear to be slanted or skewed in such a manner so as to elicit a response favorable to the questioner. The reader should be cautioned that it should not rely on the information contained herein to make investment decisions as the responses are intended to respond to specific questions and may not contain all of the information relevant to the particular subject matter. The reader is further advised to refer to the official filings made by the Company with the Securities and Exchange Commission for more information on the Company and its operations.
The Company does not authorize the release of excerpted portions of its responses, as excerpts can be misunderstood and mischaracterized. If the recipient releases any information in this response, both the question and the corresponding response must be released together in their entirety.
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Questions for Submission to Sparton Independent Directors & Management
We have concluded our review of Sparton’s recent 10-Q filing and press release of Mr. Hockenbrocht’s retirement. We wish David a speedy recovery, an enjoyable retirement, and hope the CEO transition will open a new era of mutual cooperation between Sparton and Lawndale.
In light of the fact that a majority of non insider-related shares voted to withhold from director nominees at the last annual meeting, we believe Lawndale is not alone in its concerns regarding the plethora of issues that exist at Sparton. We feel the following questions reflect concerns shared by most of Sparton’s independent shareholders. This list of questions is for Sparton’s independent directors and, with respect to specific 10-Q items, senior management. To aid timely dissemination and response from the Company, we have also e-mailed you a digital version.
Questions For Sparton Management and Independent Directors
For your convenience, where applicable, 10-Q questions have a referring page number
1. We recall, at the annual meeting, Mr Hockenbrocht stating that with sonobuoy problems nearly over, the prospects for Sparton were likely to improve. Yet the large decline in industrial appears to be yet another setback. (P.18)
A.	What is the reason behind lower sales to two large Industrial customers?

B.	Was the decline from these two large customers anticipated or not?

Company Response:
The lower industrial/other sales described in the 10-Q for the second quarter of FYE 2008 (“10-Q”) are the result of reduced orders from customers as stated in the 10Q. The Company does not know the specific factors that led to the reduced orders and that may be driving our customers’ business. The Company disclosed on page 22 of the 10-Q that backlog/orders based on commercial orders (which would later translate into sales) are subject to rescheduling and/or cancellation by customers without penalty except for contractually contemplated recoupment of costs. Also, as disclosed on page 18 of the 10-Q, the Company is uncertain as to the level of future sales to these customers at this time. The Company discloses information related to reasons and trends relating to its business when such information is available to it and the information is otherwise relevant to the particular communication.
2. You mention approximately $238,000 in additional expenses associated with Medical/Scientific expansion at one facility. (P.19)
Is this the Florida facility or the Ohio facility?

Company Response:
As disclosed in the 10-Q, the increase in expenses you inquired about was primarily due to increased business in the medical/scientific market and the Company’s manufacturing efforts in the medical market are predominantly conducted at the Ohio facility.
3. The 10-Q states fiscal 2008’s estimated tax rate dropped from 28% in Q1 to a new much lower 10% YTD rate. (P.19)
Please explain how/why, in the face of a reduction in the tax rate, a tax expense of $356,000 was recognized in Q2 and how it “related to” Q1?
Company Response:
When the Company experiences a loss, a tax benefit is recorded, which occurred in the 1st quarter of FYE 2008. As disclosed in the 10-Q, the Company’s effective tax rate at the conclusion of the first quarter was estimated to be 28%. The Company updates its expected effective tax rate regularly and adjusts the tax benefit/expense as required. As disclosed in the 10-Q, the update of the expected tax benefit/expense for the second quarter resulted in an estimated 10% tax rate. Since the revised rate is an annual expected rate, the result was an excess benefit associated with the previously recorded first quarter’s tax benefit. As discussed in the 10-Q, the resulting amount recorded in the second quarter reflected the updated expected tax benefit, which would include the amount associated with the performance in the second quarter, as well as the reversal of the excess tax benefit taken during the first quarter. This is consistent with previous quarters, and with previous disclosures and discussions of the Company’s tax provisions.
4. Sparton’s 10-Q issued on February 11, 2008, referring to annual sonobouy contract awards states “Awards for the coming year are anticipated to be received within the next month”. (P.23). Yet, on January 24, Lawndale received an email publicly disseminated from the DOD specifying its SSQ-53F and SSQ-62E contract awards, with Sparton awarded approximately $16mm (with options to increase to $29mm) for SSQ-53F’s and nothing for SSQ-62E’s.
A.	Why wouldn’t Sparton’s Board and management know of these contract awards as we do?

B.	If known, why was there no mention of the contract award and possibly misleading information in the subsequently issued 10-Q?

C.	If not known until subsequent to the 10-Q, why has there not been, consistent with Sparton’s past assertions of materiality and disclosure practices, an 8-K/press release mentioning the award as there has in prior years?

Company Response:
The Company receives two communications relative to the annual contract awards by the government. The first communication is the announcement of the awards by the Navy, which they publish to the public as a whole that is not directed to Sparton. This announcement is followed at various times by the actual granting of the contract award to the recipient company. The Company’s practice has been to announce the annual contract awards after the Company has been granted the awards and received the official communication from the Navy that all of the contracts to produce sonobuoys for the upcoming year have been issued to Sparton.

The Company does not typically issue a press release, or put in an SEC filing, a statement on awards that, at that point, have only been issued by a statement by the Navy and have not been directly communicated to the Company. This is consistent with the Company’s practice for a period of time.

It should be noted that after the award is formally communicated, the Company has to accept the proposed award, which completes the cycle. In the case of the sonobuoy awards this year, one award was granted to the Company at the end of January, a second award was granted on February 14 (after the release and filing of the 10-Q), and a third significant award is still pending. The Company did disclose in the 10-Q when awards are anticipated to be officially granted, so a reader may add the Navy’s unofficial notice to our disclosed backlog should they desire to do so.

5. Vietnam appears to be a popular destination to outsource manufacturing to, yet it appears after several years, Sparton continues to be unable to develop sufficient program volume to make the facility profitable. (P.18)
We appreciate that Vietnam losses are expected to decline and profitability might be achieved. However, do reasonably expected profits from this facility under Sparton management come in enough size and with limited additional cash burn to justify Sparton keeping the operation rather than Sparton cutting the burn and recouping some or all or even more of its investment by selling it to another EMS firm that can better fill the capacity and optimize the facility?

Company Response:
The management of the Company and the Board regularly review the financial performance of the Vietnam facility with an eye to the continued efficacy of the investment from financial and strategic perspectives. As described on page 19 of the 10-Q, the programs being manufactured in Vietnam are increasing, resulting in the progressive reduction in the amount of losses experienced at the facility.
6. According to Sparton’s proxy, Mr. Hockenbrocht as CEO had both voting AND investment authority for the Pension Plan. In communications with the Board in May 2007, October 2007 and in great detail in January 2008, Lawndale raised serious fiduciary and legal questions regarding the operation and management of the Sparton Defined Benefit Pension Plan (the “Plan”). We believe Sparton senior management and Sparton’s outside counsel, Mr Kendall, are conflicted as possible defendants for ERISA violations.
A.	Has the Board of Directors formed an independent special committee to investigate the Pension Plan issues we expressly and repeatedly brought to the Board’s attention?

B.	Has the Board retained independent counsel specializing in ERISA law, who is that and what is their contact information so that we may share our findings?

C.	Who will hold voting and & investment poser over the Plan now that Mr. Hockenbrocht has retired?

Company Response:

The questions raised in your previous letters and the letter attached to your January 2008 Schedule 13D were reviewed by outside counsel, Baker & McKenzie, on two occasions. The Company’s outside counsel concluded that the purchase of the Sparton Corporation stock by the Sparton Defined Benefit Plan (the “Plan”) did not violate ERISA and that it was prudent for the Company to retain the responsibility to vote the shares of stock held by the Plan.

We note that as a result of the significant overfunding of the Plan for many years the investment by the Plan in Sparton Corporation stock did not affect the Plan beneficiaries.

The reader is advised that the Company does not waive any attorney-client or work product privilege with respect to the review conducted by Baker & McKenzie, its findings, and/or any opinion provided by it in connection to the matters described herein.

It is noted that in your January 2008 letter you refer to a legal opinion Lawndale obtained from the Groom Law Group as the basis for your allegations that requirements of ERISA had been violated. If you are willing to do so, please provide the Company with a copy of the Groom Law Group opinion letter so that it can determine if there are additional relevant facts or legal authorities the Company should be aware of.
7. Omitted.
8. As you know the Plan has deteriorated from a sizable surplus to a sizeable and increasing deficit as of the last Plan measurement date of 3/31/07. Given Sparton’s stock decline and all other things being equal since the annual report, the Plan deficit is likely to be even higher.
A.	Please discuss what concrete steps Sparton has taken to address the current Pension Plan deficit and its increasing shortfall?

B.	If no actions have been taken, when does the Board expect to reach a decision?

C.	What are the liquidity issues raised by the current or pending withdrawal from the Plan of Mr. Hockenbrocht, a sizable beneficiary?

Company Response:
The Plan has not experienced liquidity problems in the past, nor are any liquidity problems anticipated in the foreseeable future, which also includes any Plan obligations related to Mr. Hockenbrocht. No additional funding has been required for many years, except for the modest contribution described on page 24 of the 10-Q, as the funding and liquidity were sufficient under the various requirements governing the plan.
9. Omitted.
10. Omitted.
11. Omitted.
12. Omitted.
13. Omitted.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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